                           OFFER TO PURCHASE FOR CASH
                 UP TO 1,800,000 SHARES OF CLASS B COMMON STOCK
                                       OF

                          DEKALB GENETICS CORPORATION
                                       AT

                              $71.00 NET PER SHARE
                                       BY

                                MONSANTO COMPANY
               THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS
               WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
                 ON MARCH 6, 1996, UNLESS THE OFFER IS EXTENDED

                                                                February 7, 1996

To Brokers, Dealers, Commercial Banks,
  Trust Companies and other Nominees:

     We have been appointed by Monsanto Company, a Delaware corporation (the "Purchaser"), to act as Dealer Manager in connection with Purchaser's offer to purchase up to 1,800,000 shares of the Class B Common Stock, without par value (the "Shares"), of DEKALB Genetics Corporation, a Delaware corporation (the "Company"), for cash at $71.00 per Share, net to the seller, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 7, 1996 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with the Offer to Purchase, and any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. The Offer is not conditioned upon any minimum number of Shares being tendered. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     The Purchaser will not pay fees or commissions to any broker or dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer) in connection with soliciting tenders of Shares pursuant to the Offer. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominees we are enclosing the following documents:

          1. Offer to Purchase.

          2. Letter of Transmittal for Shares.

          3. Letter to Stockholders of the Company from Bruce P. Bickner, Chairman and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

          4. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed on a timely basis.

          5. Letter to your clients for whose account you hold Shares registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

          6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.
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     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS
PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 6, 1996, UNLESS EXTENDED.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), a Letter of Transmittal (or facsimile thereof) completed and duly executed and any other required documents.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary and certificates representing the tendered Shares should be delivered, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If a holder of Shares desires to tender Shares but it is impracticable for such holder to forward certificates or other required documents prior to the required time, a tender of Shares may be effected by following the guaranteed delivery procedures specified in Section 4 of the Offer to Purchase.

     Any inquiries you may have with respect to the Offer should be addressed to Robertson, Stephens & Company LLC or to Georgeson & Company Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

     Additional copies of the enclosed materials may be obtained from the undersigned at Robertson, Stephens & Company LLC (800) 270-5829 or by calling the Information Agent, Georgeson & Company Inc. collect at (212) 440-9800.

                                          Very truly yours,

                                          Robertson, Stephens & Company LLC
                         ------------------------------

     NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE DEALER MANAGER, THE PURCHASER, ANY AFFILIATE OF THE PURCHASER, THE COMPANY, ANY AFFILIATE OF THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.